Exhibit 99.1

Shore Bancshares, Inc. to Reduce Quarterly Dividend to $0.01 Per Share;
Retaining $1.7 Million in Additional Capital Per Year

Easton, Md., (05/09/2011) – Shore Bancshares, Inc. (NASDAQ-SHBI),  today announced that the Board of Directors has reduced the company's quarterly common stock dividend to $0.01 from $0.06 per share, effective for the dividend payable May 31, 2011 to stockholders of record on May 19, 2011. The Board anticipates maintaining the lower dividend rate for the foreseeable future. This action will enable the company to retain an additional $1.7 million in common equity per year.

“Our action should help ensure that our balance sheet remains strong as we work our way through this unprecedented banking cycle,” said W. Moorhead Vermilye, Chief Executive Officer. “While our capital levels are already healthy and exceed the regulatory requirements to be considered ‘well-capitalized,’ we believe that taking this step to further conserve stockholders’ equity is a prudent business decision in light of current market conditions. We hope to achieve an eventual return to a more normalized dividend payout ratio as soon as practicable, once the business climate on the Delmarva Peninsula has stabilized and is showing clear signs of improvement.”

Shore Bancshares Information

Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland’s Eastern Shore.  It is the parent company of two banks, The Talbot Bank of Easton, Maryland, and CNB; three insurance producer firms, The Avon-Dixon Agency, LLC, Elliott Wilson Insurance, LLC and Jack Martin and Associates, Inc; a wholesale insurance company, TSGIA, Inc; two insurance premium finance companies, Mubell Finance, LLC and ESFS, Inc; and a registered investment adviser firm, Wye Financial Services, LLC.  Shore Bancshares, Inc. engages in the mortgage broker business under the name “Wye Mortgage Group” through a minority series investment in an unrelated Delaware limited liability company. Additional information is available at www.shbi.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but statements about management’s beliefs, plans and objectives.  These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Shore Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors.”

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